Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Tribune Media Company of our reports dated March 6, 2015 and March 28, 2014 (except for the effects of discontinued operations discussed in Note 2 and changes in segment presentation discussed in Note 20 to the consolidated financial statements, as to which the date is November 14, 2014) relating to the financial statements of Tribune Media Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 7, 2015